Exhibit 10.4

Federal Home Loan Bank of Pittsburgh

Supplemental Thrift Plan

Preamble

The Federal Home Loan Bank of Pittsburgh (the “Bank”) participates in the Financial Institutions Thrift Plan (the “Thrift Plan”), a retirement savings plan qualified under the Internal Revenue Code (the “Code”) for employees of the Federal Home Loan Bank of Pittsburgh. The Thrift Plan permits eligible employees to elect to reduce and defer a percentage of their compensation, contributing the same to the Thrift Plan. The Bank matches employee contributions based on length of service and the amount of employee contributions.

However, as a result of the limitations imposed upon the aggregate amount of contributions which can be made to the Thrift Plan under Section 415 and other sections of the Code, such limitations causing a reduction in the benefits otherwise provided to certain of the Bank’s executives, the Bank has adopted this nonqualified, unfunded Supplemental Thrift Plan (the “Plan”). The purpose of this plan is to allow those employees whose benefits under the Thrift Plan would otherwise be significantly restricted by the terms of the Thrift Plan itself or the Code to make elective pretax deferrals and to receive the Bank match relating to such deferrals. Additionally, under the Plan, the Bank will match 200% of such employee’s contributions, not to exceed 3% of the employee’s compensation (as defined in the Plan), less the Bank’s contribution to the Thrift Plan.

Article I
Definitions

1.1	“Account” means the book reserve account established and maintained hereunder to record the contributions deemed to be made by the Participant and the Bank, as well as the increase in value attributable to the earnings thereon, all as described hereafter.

1.2	“Bank” means the Federal Home Loan Bank of Pittsburgh.

1.3	“Bank Deferrals” means the amounts contributed by the Bank under the Plan.

1.4	“Board” or “Board of Directors” means the Board of Directors of the Federal Home Loan Bank of Pittsburgh.”

1.5	“Beneficiary” means the person or persons designated by a Participant under the provisions of this Supplemental Thrift Plan to receive his benefits in the event of his death prior to receipt of all benefits hereunder.

1.6	“Compensation” means the annual base salary plus incentive compensation, excluding any Long Term Incentive compensation (“LTI”), which would be payable to a Participant for services rendered to the Bank (before reductions or deductions for any reason) on account of his employment with the Bank.

1.7	“Deferral Election” means a Participant’s election to defer a portion of his Compensation.

1.8	“Deferral Period” means the period commencing with the date a Deferred Amount is first credited to a Participant’s Account and continuing until payment of the final installment of a Participant’s Deferred Amount.

1.9	“Deferred Amount” means the sum of all amounts deferred pursuant to a Participant’s Deferral Election, plus the Bank match, plus investment earnings thereon, plus any increments thereof credited to the Participant’s Account, less any benefit payments made from the Participant’s Account.

1.10	“Disability” means a Participant’s total or partial disability as determined by the Thrift Plan.

1.11	“Effective Date” means January 1, 1991.

1.12	“Employee Deferrals” means the amounts deferred by the Participant under the Plan.

1.13	“Human Resources Committee” means the Human Resources Committee of the Board.

1.14	“Participant” means an executive who has been recommended by the President, and confirmed by the Board, as eligible to participate in the plan.

1.15	“Plan Administrator” means an officer(s) of the Bank who has been appointed by the Human Resources Committee to administer the Plan as set forth in Section 6.1 of the Plan.

Article II
Participation and Vesting

2.1	Eligibility to Participate. A Participant shall become eligible for Plan participation on the later of the first day of the calendar month coincident with or next following the date his participation is approved by the Board or the Effective Date. Once selected as a Participant, the Participant shall continue as a Participant until the Board determines otherwise. No executive shall have the right to be continued as a Participant in the Plan.

Upon designation as a Participant, each Participant will be given a copy of the Plan. Upon becoming eligible to participate in the Plan a Participant shall have the option to make a Deferral Election to defer a portion of his annual Compensation.

2.2	Termination of Participation. Participation under the Plan shall terminate if employment with the Bank terminates.

2.3	Vesting. All benefits under the Plan are fully vested at all times subject only to Forfeiture for Cause as defined in Section 7.6.

Article III
Employee Deferrals; Bank Deferrals

3.1	Deferral Election. The Plan Administrator shall provide each Participant with a Deferral Election at least 30 days prior to the commencement of the calendar year in which the Compensation is to be earned and paid. Each Participant shall execute and deliver the Deferral Election to the Plan Administrator no later than the last business day preceding the calendar year in which Compensation is to be earned and paid.

An executive who becomes eligible to participate during a calendar year shall have the option to execute a Deferral Election within 30 days of the date he becomes eligible to participate, which such election shall only apply to Compensation earned after the execution of the Deferral Election.

The Deferral Election will state the percentage of Compensation and LTI (if applicable) which the Participant elects to defer for the forthcoming calendar year. A Deferral Election by the Participant shall be irrevocable for the calendar year for which the deferral is elected unless changes occur to the Thrift Plan which require Participant’s reconsideration. If such an event occurs, the Plan Administrator will communicate in writing with the Participant to request a new Deferral Election.

3.2	Employee Deferrals. Consistent with the Deferral Election, Participant Compensation and LTI (if applicable) shall deferred by the Bank crediting amounts to the Participant’s Thrift Plan account and Participant Account under this Plan in accordance with the annual distribution schedule provided to each Participant. Amounts deferred under this Plan may not exceed eighty percent (80%) of the sum of the Participant’s Compensation and LTI, less Participant’s contributions to the Thrift Plan. The maximum amount of contributions allowable under the Thrift Plan is based on limitations imposed by Section 401(k) and other sections of the Code, and shall include any employee after-tax contributions to the Thrift Plan. The amounts so deferred under this Plan shall be referred to as “Employee Deferrals” and shall be credited to the Participant’s Account as further described in Article IV.

3.3	Bank Deferrals. For each Deferral Period, the Bank shall credit to the Participant’s Account, a matching contribution equal to: (1) 200% of the Employee Deferrals (not to exceed 3% of the Participant’s Compensation), less (2) the Bank’s matching contribution to the Thrift Plan on behalf of the Participant. The Bank contributions under this Plan shall be referred to as “Bank Deferrals” and shall be credited to the Participant’s Account as further described in Article IV.

Article IV
Accounts and Investment Vehicles

4.1	Accounts. The total of the Employee and Bank Deferrals shall be credited monthly as earned to the applicable Participant Account and shall be recorded on the financial books and records of the Bank as a liability owed to the Participant.

4.2	Notional Investments. All Employee and Bank Deferrals credited to the Participant’s Account will be assumed to be notionally invested in the investment funds offered under the Thrift Plan. Each Participant’s notional share in the investment fund is represented by units as in the Thrift Plan. Each month the number of new units credited to a Participant in the notional investment funds is determined by dividing the total amount of Employee and Bank Deferrals invested in the notional investment funds during the month by the unit value of the notional investment funds as of the next valuation date (generally the last business day of the month). The allocations of Employee and Bank Deferrals to the notional investment funds shall be as set forth in the investment election forms (“Investment Election”) completed by Participant and submitted to the Plan Administrator from time to time.

4.3	Records. The Plan Administrator shall maintain such records as it deems necessary to administer this Plan and shall direct the calculation of amounts in the Participants’ Accounts. To this end, the Plan Administrator is authorized to use Bank employees, agents or contractors to calculate the benefits due hereunder.

Article V
Distribution of Benefits

5.1	Payment of Benefits. The amounts held in a Participant’s Account hereunder shall become payable to him as of the earliest of the date of his termination of employment, Disability, or retirement, in accordance with the form of payment described below.

5.2	Form of Payment. The Participant’s Account shall be paid in a lump sum, or, if the Participant elects: a) in yearly installments of up to 10 years or b) in yearly installments over the life of the Participant, based on actuarial calculations approved by the Plan Administrator. The elections hereunder will become effective on January 1st of the year that follows the expiration of a twelve-month period following the election. Failure to make an election shall result in a lump sum payment.

5.3	Death Benefits. In the event of a Participant’s death, the amount then held in Participant’s Account shall become payable to his Beneficiary in the same manner as the Participant elected in §5.2.

5.4	Amount of Benefits. A Participant’s Account shall be valued as of the last day of the month preceding each month with respect to which Participant is entitled to receive a distribution hereunder, assuming no further contributions are made since the last day of the preceding month.

5.5	Hardship and Other Withdrawals. A Participant may at any time submit a request, through the Plan Administrator, to the Human Resources Committee seeking a distribution of part or all of the amount credited to such Participant’s Account for reasons of severe financial hardship or other reasons as permitted under the Thrift Plan. The Human Resources Committee may, in its absolute discretion, grant or refuse any such request. It is the intention of the Board that hardship and other withdrawals shall be available for the same reasons as such withdrawals are available from the Thrift Plan and that the Participant shall provide such proof and documentation as is required for hardship and other withdrawals from the Thrift Plan.

5.6	Loans. No loans are available from the Plan.

Article VI
Administration of the Plan

6.1	Human Resources Committee. The Board has delegated to the Human Resources Committee authority over, and responsibility for, the interpretation and administration of the Plan; except that, the power to determine eligibility for participation in the Plan pursuant to Section 2.1, is reserved to the Board. The Human Resources Committee shall interpret and construe the Plan and have the responsibility to ensure that its provisions are carried out. The Human Resources Committee shall exercise such power and responsibilities in its sole and absolute discretion. The Human Resources Committee shall designate an officer(s) of the Bank to act as administrator of the operations of the Plan.

6.2	Plan Administration. The Plan Administrator shall:

	•	act as the point of contact for submission of claims for benefits due under the Plan;

	•	calculate the benefits due under the Plan or arrange for the calculation of benefits;

	•	inform Participants of the terms of the Plan and respond to their questions regarding the Plan;

	•	review and process claims for the payment of benefits under the Plan;

	•	provide necessary reporting to Bank management, Participants, the Human Resources Committee, the Board, and others as necessary; and

	•	take such other action as required to perform the tasks listed hereunder or otherwise administer the terms of the Plan. In fulfilling the responsibilities in this section the Plan Administrator may use other Bank staff, other agents or engage contractors.

6.3	Claims Procedure. All claims for benefits shall be in writing and shall be filed with the Plan Administrator. If the Plan Administrator wholly or partially denies a Participant’s or Beneficiary’s claim for benefits, the Plan Administrator shall, within 90 days after the Plan’s receipt of the claim, give the claimant written notice setting forth in understandable language:

(i)	the specific reason(s) for the denial;

(ii)	specific reference to pertinent plan provisions on which the denial is based;

(iii)	a description of any additional material or information which must be submitted to perfect the claim, and an explanation of why such material or information is necessary; and

(iv)	an explanation of the Plan’s review procedure.

The claimant shall have 60 days after the day on which such written notice of denial is handed or mailed to him, in which to apply (in person or by authorized representative) to the Human Resources Committee, in writing, for a full and fair review of the denial of his claim. In connection with such review, the claimant (or his representative) shall be afforded reasonable opportunity to review pertinent documents, and may submit issues and comments in writing.

The Human Resources Committee shall issue its decision on review promptly and within 60 days after the Plan’s receipt of the request for review, unless special circumstances require an extension to not later than 120 days after receipt of the request for review. (Written notice of any such extension shall be furnished to the claimant before the commencement of such extension.) The decision shall be in writing and shall in understandable language set forth specific reasons for the decision and specific references to pertinent Plan provisions on which the decision is based.

Article VII
General Provisions

7.1	Rights to Employment. The establishment of the Plan, and selection of an executive for inclusion as a Participant in the Plan, shall not be construed as conferring any legal rights upon any Participant or other person for the continuation of employment, nor shall it interfere with the rights of the Bank to discharge any Participant and to treat him without regard to the effect such treatment might have upon him as a Participant in the Plan.

7.2	Source of Funding—Participant as General Creditor. The Bank shall not establish any form of trust or funded account for the purpose of providing benefits under this Plan. Any Participant who may have or claim any interest in or right to any payable hereunder, shall rely solely upon the unsecured promise of the Bank as set forth herein, for the payment of the claim. Nothing herein contained should be construed to give to or vest in any Participant, now or at any time in the future, any right, title, interest or claim in or to any specific asset, fund, reserve, account or property of any kind whatever owned by the Bank, or in which the Bank may have any right, title or interest, now or at any time in the future. The Plan is not intended to be a qualified plan within the meaning of Section 401 (a) of the Code and the Bank shall not be required to qualify the Plan under the Code.

7.3	Incapacity. In the event that the Human Resources Committee shall find that a Participant is unable to care for his affairs because of illness or accident, the Human Resources Committee may direct that any payment due him, unless claim shall have been made therefore by a duly appointed legal representative, be paid to his spouse, a child, a parent or other blood relative, or to a person with whom he resides, and any such payment so made shall be a complete discharge of the liabilities of the Plan therefore.

7.4	Taxes. The Bank shall have the right to deduct from each payment to be made under the Plan any required withholding taxes and shall withhold or cause to be withheld from all payments or accruals of benefits under the Plan (if applicable), all federal, state or local taxes required to be withheld by law. The Participant shall be liable for the payment of all taxes on the benefits under the Plan that are the Participant’s responsibility under the laws establishing such taxes.

7.5	Alienation of Benefits under the Plan. Benefits payable under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, whether voluntary or involuntary, including any such liability which is for alimony or other payments for the support of a spouse or former spouse, or for any other relative of the Participant, prior to actually being received by the person entitled to the benefits under the terms of the Plan, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void; nor shall any such distribution or payment be in any way liable for or subject to the debts, contracts, liabilities, engagements or torts of any person entitled to such distribution or payment. If any Participant or Beneficiary is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any such distribution or payment voluntarily or involuntarily, the Bank, in its discretion, may hold or cause to be held or applied such distribution or payment or any part thereof to or for the benefit of such Participant or Beneficiary in such manner as the Bank shall direct.

7.6	Forfeiture for Cause. The Bank Deferrals and the earnings on the Bank Deferrals otherwise payable by the Plan may be subject to forfeiture for cause at any time. “Cause” shall mean:

(i)	the perpetration by a Participant of a defalcation involving the Bank or any affiliate;

(ii)	willful, reckless or grossly negligent conduct of a Participant entailing a substantial violation of any material provision of the laws, rules, regulations or orders of any governmental agency applicable to the Bank or an affiliate;

(iii)	the repeated and deliberate failure by a Participant to comply with reasonable policies or directives of the Board of Directors; or

(iv)	the breach by a Participant of a noncompetitive covenant or agreement with the Bank or affiliate.

Whether the facts in any given case amount to “Cause” shall be determined by the Board of Directors.

7.6	Compliance with Laws. The provisions of the Plan shall be construed, administered and governed under the laws of the United States and, to the extent they defer to state law, the laws of the Commonwealth of Pennsylvania. Whenever any words are used herein in the masculine gender, they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and whenever any words are used herein in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would so apply. Titles of Articles and Sections hereof are for convenience of reference only and are not to be taken into account in construing the provisions of this Plan. In case any provision of the Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if said illegal and invalid provision had never been inserted herein.

7.8	Amendment and Termination. The Bank specifically reserves the right, in the sole and unfettered discretion of its Board, at any time, to amend, in whole or in part, any or all of the provisions of the Plan and to terminate the Plan in whole or in part; provided, however, that no such amendment or termination shall reduce or eliminate the rights of a Participant accrued hereunder to the date of such amendment or termination.

7.9	Binding on Successors. The Plan shall be binding upon and inure to the benefit of the Bank and its successors and assigns. The Plan shall also be binding upon and inure to the benefit of any successor organization succeeding to substantially all of the assets and business of the Bank, but nothing in the Plan shall preclude the Bank from merging or consolidating into or with, or transferring all or substantially all of its assets to, another organization which assumes the Plan and all obligations of the Bank hereunder. The Bank agrees that it will make appropriate provision for the preservation of Participants’ rights under the Plan in any agreement or plan which it may enter into to effect any merger, consolidation, reorganization or transfer of assets. Upon such a merger, consolidation, reorganization, or transfer of assets and assumption of Plan obligations of the Bank, the term “Bank” shall refer to such other organization and the Plan shall continue in full force and effect.